Exhibit 99.1

SharpLink Gaming Announces Board and Audit Committee Changes

Company Welcomes Sports, Entertainment and Media Icon,

Robert Gutkowski, to Board of Directors

MINNEAPOLIS – (GLOBE NEWSWIRE) – February 21, 2024 – SharpLink Gaming, Inc. (Nasdaq: SBET) (“SharpLink” or the “Company”) today announced recent changes to its Board of Directors (the “Board”) and Audit Committee.

On February 16, 2024, the Board accepted the resignation of Adrienne Anderson as a director, Chair of the Audit Committee and member of the Compensation Committee, effective February 16, 2024. The resignation of Anderson was not the result of any disagreement with the Company, its management, the Board or any committee of the Board. The Board subsequently elected Leslie Bernhard, a current member of the Board, to serve as the new Chairperson of the Audit Committee, effective February 16, 2024.

In addition, the Board elected Robert Gutkowski as a new director and appointed him to serve as a member of the Audit and Compensation Committees, effective immediately.

Over a career spanning more than five decades, Gutkowski has proven to be a significant asset builder in the sports, entertainment and media industries. Among his key achievements was the landmark New York Yankees-Madison Square Garden Network $486 million cable distribution deal. This transaction forever changed the sports economic landscape, increased the value of the MSG Network by nearly 2,000%, and enabled the Yankees to dominate Major League Baseball media during the past two decades. In addition, he was the original architect behind radio entrepreneur Bob Sillerman’s roll-up of regional, independent concert promoters, which created SFX Entertainment – the first nationwide, vertically-integrated, concert promotion company widely recognized for transforming the multi-billion dollar live music concert industry.

From October 2014 through the present, Gutkowski has led RMG Sports Ventures LLC, a company he founded to originate and advise private equity and other institutional capital on investments in sports, entertainment and media. He recently co-originated the acquisition of True Temper Sports (the largest producer of golf shafts in the world) for Lincolnshire Management and made a substantial investment alongside Lincolnshire in True Temper.

In December 1991, Gutkowski was named President of Madison Square Garden, where he was responsible for the operations of the New York Knicks basketball team; the New York Rangers hockey team – which won the 1994 Stanley Cup Championship; MSG Communications - including the MSG Network, the nation’s largest regional cable network; MSG Entertainment and the MSG Facilities Group, which operated The Garden Arena and The Paramount Theater. He originally joined Madison Square Garden in 1985 and over the next six years held various senior executive positions, including President of the MSG Network. Under his leadership, the subscriber base of the MSG Network – the oldest and largest regional sports network in the country – more than doubled to 5.1 million subscribers. The Yankees, together with the New York Knicks and the New York Rangers, became the foundations of MSG Network’s year-round operation. In 1993 and 1994, the Garden was the most active building in the country in bookings and revenues and was named “Arena of the Year” by Pollstar Magazine.

In 1996, Gutkowski founded The Marquee Group, a worldwide sports and entertainment firm that managed, produced and marketed sports and entertainment events, as well as provided representation for athletes, entertainers and broadcasters. The Marquee Group, which became a public company in 1996, acquired many related companies, including Athletes and Artists, Sports Marketing and Television International, QBQ Entertainment, Tollin-Robbins Productions, Park Associates, Alphabet City Records, Cambridge Golf and ProServ, before being acquired by SFX Entertainment in 1999 for over $100 million.

Gutkowski is a graduate of Hofstra University, where he earned a Bachelor of Business Administration degree.

Commenting on the Board changes, Rob Phythian, Chairman and CEO of SharpLink, stated, “There are no words to adequately express our appreciation to Adrienne for the sound and thoughtful guidance and support she has provided our leadership while serving as a director on the board of SharpLink Gaming, Ltd. since July 2021. I’m also very pleased to welcome new director Bob Gutkowski to our team. A true industry visionary renowned for his strategic brilliance, love of sports and big league deal-making success, Bob is an incredible addition to our Board and is a director whose experience will undoubtedly prove invaluable to SharpLink as we move our Company forward.”

About SharpLink Gaming, Inc.

Headquartered in Minneapolis, Minnesota, SharpLink is an online performance marketing company that delivers unique fan activation solutions to its sportsbook and casino partners. Through its iGaming and affiliate marketing network, known as PAS.net, SharpLink focuses on driving qualified traffic and player acquisitions, retention and conversions to U.S. regulated and global iGaming operator partners worldwide. In fact, PAS.net won industry recognition as the European online gambling industry’s Top Affiliate Website and Top Affiliate Program for four consecutive years by both igamingbusiness.com and igamingaffiliate.com. For more information, please visit www.sharplink.com.

Forward-Looking Statements

This release contains forward-looking statements that are subject to various risks and uncertainties. Such statements include statements regarding SharpLink’s ability to grow its business and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including without limitation, SharpLink’s ability to achieve profitable operations, government regulation of online betting, customer acceptance of new products and services, the demand for its products and its customers’ economic condition, the impact of competitive products and pricing, the lengthy sales cycle, proprietary rights of SharpLink and its competitors, general economic conditions and other risk factors detailed in SharpLink’s filings with the SEC. SharpLink does not undertake any responsibility to update the forward-looking statements in this release.

CONTACT INFORMATION:

INVESTOR AND MEDIA RELATIONS

ir@sharplink.com

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